EXHIBIT 99.1

AMIC Signs Exclusive Global license for” Sub-Critical System” to Produce Mo-99

KENNEWICK, Wash., June 3, 2010 (GLOBE NEWSWIRE)—Advanced Medical Isotope Corporation (“AMIC”) (OTCQB:ADMD), a company engaged in the production and distribution of medical isotopes, is delighted to announce the execution of an exclusive world-wide license for patented technology for a ‘sub-critical system’ relating to generating clinically relevant quantities of radioisotopes(including Mo-99).

Pursuant to an option first granted to AMIC in June of 2008, AMIC has been working with Dr. John Gahl, one of the inventors of the technology. AMIC announced in November, 2009, encouraging results from initial tests conducted at the Idaho Accelerator Center at Idaho State University and continues to run hundreds of MCNPX computer runs, which have since been independently confirmed and have created a commercial business case for going forward with utilizing the enhanced technology.

It is expected that once the plant is completed, that this technology will afford AMIC the opportunity to supply up to 50% of the Mo-99 needs of the United States.

United States patent applications 10/141,171 titled “Method and Apparatus for Generating Thermal Neutrons Using an Electron Accelerator and 12/364,942 titled “Radioisotope Production and Treatment of Solution of Target Material”, and continuing applications thereof are included within the scope of the license.

“We believe that this is one terrific solution set for solving the United States’ dire problem of having no domestic production for the most widely used medical isotope, Molybdenum-99. I look forward to AMIC mobilizing into production,” stated Dr. John Gahl.

Dr. Robert Schenter, Chief Science Officer of AMIC, states “1500 people die each day in the USA from cancer…this license and the accompanying technology will greatly assist the USA from being 100% dependent on foreign sources for the critical isotope used in diagnosis, Mo99, to being self sufficient. There are about 40,000 procedures a day using medical isotopes, and the major suppliers in the world are not in the USA! We here at AMIC are developing technology to assist this major health care crises.”

About Advanced Medical Isotope Corporation

Advanced Medical Isotope Corporation (AMIC) (OTCQB:ADMD) is a company engaged in the production and distribution of medical isotopes for advanced diagnostic and non-surgical therapeutic application. AMIC’s goal is to empower physicians, medical researchers, and ultimately patients by providing them with essential medical isotopes that, until now, have not been feasible or economical, in an effort to detect and cure human disease. For more information, please visit our website, http://www.isotopeworld.com

SAFE HARBOR

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimates,” “projects,’ “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, government agency rules and changes, and various other factors beyond the Company’s control.

Contact:	Advanced Medical Isotope Corporation James C. Katzaroff 509-736-4000